Exhibit 99.1

News Release

Brooke Corporation Declares Quarterly Cash Dividend

OVERLAND PARK, Kan., July 30, 2007 – Robert D. Orr, chairman and chief executive officer of Brooke Corporation (Nasdaq: BXXX) announced today that its board of directors declared a quarterly cash dividend in the amount of 18 cents per share of common stock. Orr reported the dividend will be paid on Aug. 23, 2007, to common shareholders of record as of Aug. 9, 2007, with an ex-dividend date of Aug. 7, 2007.

About Brooke Corporation … Brooke Corporation is listed on the Nasdaq Global Market under the symbol “BXXX”. Brooke Corporation is a holding company with two primary operating subsidiaries. Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 800 franchise locations and was named country’s No. 37 top franchise opportunity by Entrepreneur magazine (2007). Brooke Corporation also owns a controlling interest in Brooke Credit Corporation, listed on the OTC Bulletin Board under the symbol “BRCR”. Brooke Credit originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $545.9 million on May 31, 2007.

Contact…Anita Larson, Brooke Corporation, anita.larson@brookeagent.com or (913) 661-0123

E-mail Distribution…To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.